CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 24, 2022, relating to the financial statements and financial highlights of Zeo Short Duration Income Fund and Zeo Sustainable Credit Fund, each a series of Northern Lights Fund Trust, for the year or period ended April 30, 2022, and to the references to our firm under the headings “Other Service Providers”, “Questions and Answers” and “Representations and Warranties” in the combined proxy statement and prospectus.

/s/Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
August 18, 2022